EXHIBIT 99.1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k)(1)(iii) under the Securities Exchange Act of 1934, as amended, the undersigned hereby agree to the joint filing on behalf of each of them of a Statement on Schedule 13G (including any and all amendments thereto) with respect to the Class A Common Stock, par value $0.00001 per share, of Standard Nuclear, Inc., and further agree that this Joint Filing Agreement shall be filed as an exhibit to such Statement.

Each of the undersigned agrees that it is responsible for the timely filing of such Statement and any amendments thereto, and for the completeness and accuracy of the information concerning itself contained therein, but is not responsible for the completeness or accuracy of the information concerning the other party, except to the extent that it knows or has reason to believe that such information is inaccurate.

This Joint Filing Agreement may be executed in any number of counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

Date: November 13, 2026

WELARA CAPITAL PARTNERS LLC Series 3

By:	Welara Capital Partners LLC, its manager

By:	Welara Asset Management, LLC, its manager

By:	/s/ Colette Young
Name:	Colette Young
Title:	Manager

WELARA CAPITAL PARTNERS LLC

By:	Welara Asset Management, LLC, its manager

By:	/s/ Colette Young
Name:	Colette Young
Title:	Manager

WELARA ASSET MANAGEMENT, LLC

By	/s/ Colette Young
Name:	Colette Young
Title:	Manager

/s/ Colette Young
Colette Young